Exhibit 99.2

ProAssurance Reports 2008 Second Quarter and Six-Month Results

BIRMINGHAM, Ala.--(BUSINESS WIRE)--ProAssurance (NYSE: PRA):

SUMMARY

ProAssurance reports increases in Net Income for the second quarter and first half of 2008. In the second quarter, Net Income was $43 million or $1.27 per diluted share, an increase of 20% in per share earnings compared to the same period a year ago. Through the first six months of 2008, Net Income was $79 million, or $2.31 per diluted share, an increase of 11% in per share earnings over the year-ago period. Book Value continued to increase, reaching $40.11, four percent higher than year-end.

ProAssurance (NYSE: PRA) reports the following results through the first six months of 2008:

Unaudited Consolidated Financial Summary:
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Gross Premiums Written	$88,005	$105,747	$248,272	$291,049
Net Premiums Written	$78,784	$90,867	$227,199	$262,326
Net Premiums Earned	$115,768	$132,663	$236,345	$269,840
Net Investment Income	$41,313	$44,548	$82,372	$87,119
Equity in Earnings (Loss) of Unconsolidated Subsidiaries	$(2)	$964	$(1,949)	$1,831
Net Realized Investment Gains (Losses)	$(5,349)	$277	$(6,775)	$(2,885)
Total Revenues	$153,066	$180,134	$312,692	$359,012
Guaranty Fund Assessments (Recoupments)	$(270)	$(90)	$(639)	$(134)
Interest Expense	$2,292	$2,984	$4,714	$5,944
Total Expenses	$93,120	$127,425	$203,467	$256,259
Tax Expense	$16,628	$15,088	$30,039	$29,042
Net Income	$43,318	$37,621	$79,186	$73,711
Net Cash Provided by Operating Activities	$39,458	$7,702	$98,958	$94,724
Earnings Per Share

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Weighted average number of common shares outstanding
Basic	31,868	33,178	32,025	33,236
Diluted	34,739	36,093	34,904	36,125
Net Income per share (Basic)	$1.36	$1.13	$2.47	$2.22
Net Income per share (Diluted)	$1.27	$1.06	$2.31	$2.08

Key Ratios

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net Loss Ratio	56.7%	74.5%	62.3%	73.3%
Expense Ratio	21.7%	19.3%	21.7%	19.4%
Combined Ratio	78.4%	93.8%	84.0%	92.7%
Operating Ratio	42.7%	60.2%	49.1%	60.4%
Return on Equity	13.7%	13.0%	12.6%	13.0%
  Our policyholder renewal rate is 88% through the first 6 months of 2008.
  As we continue to recognize more moderate loss trends in many of the states in which we operate, our rates are reflecting that improvement. During the first 6 months of 2008, we renewed policies at premium rates that were 6% lower, on average, than the same period in 2007.
  We recognized $31.3 million of favorable net loss reserve development in the second quarter. Included in this is the commutation of several reinsurance treaties for our NCRIC subsidiary which contributed $3.7 million of favorable development. We continue to see improvement in severity trends for prior accident years, primarily 2003 through 2006. Year-to-date we have recognized $51.3 million in favorable net loss reserve development.
  Our alternative investment portfolio returned to profitability in the quarter, contributing $1.0 million to Net Investment Income.
  During the quarter we recognized other-than-temporary impairment losses of $5.5 million, primarily in our asset backed bond holdings. The vast majority of the bonds we impaired are performing in line with anticipated or contractual cash flows, but were written down primarily because of reservations as to the future performance of these bonds. Our other-than-temporary impairment losses for the year are $6.3 million.

ProAssurance’s Chief Executive Officer, W. Stancil Starnes, said, “Our profitability in the current market cycle highlights the importance of a disciplined approach to our business in soft market conditions. The decline in premiums so far this year is consistent with our expectations for the current market cycle, but we are encouraged that our retention rates remain high. We continue to maintain a conservative balance sheet to safeguard our insureds while our capital management program underscores our commitment to enhance shareholder value.”

Balance Sheet Highlights

	June 30, 2008	December 31, 2007
Stockholders’ Equity	$1,254,607	$1,255,070
Total Investments	$3,674,412	$3,639,395
Total Assets	$4,376,974	$4,440,808
Policy Liabilities	$2,839,276	$2,906,317
Accumulated Other Comprehensive Income	$(15,006)	$9,902
Goodwill	$72,213	$72,213
Book Value per Share	$40.11	$38.69

Capital Management and Debt Reduction

  We have expended the $150 million authorized by our Board in April 2007 for use in repurchasing shares and redeeming debt securities. We used approximately $134.5 million to buy 2.6 million shares of stock; the remaining $15.5 million was used in December, 2007 to redeem trust preferred debt we acquired in the NCRIC acquisition. We announced a new repurchase authorization of $100 million on August 5, 2008.
  On June 2, 2008 we notified the holders of our 3.90% Convertible Debentures of our intent to redeem these securities. In early July all holders of our debentures exercised their right to conversion into our common stock as permitted by the debenture. In satisfying the conversion we issued approximately 2.6 million shares of our common stock using approximately 2.12 million of the repurchased shares and approximately 450,000 newly issued common shares. The shares used to redeem the Convertible Debentures have been included in our calculation of Earnings per Share since the fourth quarter of 2004 and thus will have no effect on our calculation of earnings per share going forward. The transaction adds $112 million to shareholders’ equity, and approximately $0.28 per share to book value, although those additions are not reflected in the current results because the transaction occurred after June 30th.

Other Events

  The Ward Group has again recognized ProAssurance as one of the top performing insurance companies in the country. This is the second year in a row that ProAssurance has been included in the Ward’s 50, a prestigious list that honors companies that pass Ward’s rigorous safety and consistency screening process while achieving superior financial results. And again this year, we are the only specialty professional liability insurer to be recognized by Ward’s.
  A. M. Best revised its outlook upwards, to “Positive,” on the ProAssurance group and affirmed the “A-” rating assigned to the group and key subsidiaries.

Conference Call Information

  Live: Wednesday, August 6, 2008, 10:00 AM ET. Dial (877) 852-6575 (toll free) or (719) 325-4779. The call will also be webcast on our website, ProAssurance.com, and on StreetEvents.com.
  Replay: By telephone, through August 15, 2008 at (888) 203-1112 or (719) 457-0820, using access code 2571944. Via internet, through August 31, 2008 at ProAssurance.com and StreetEvents.com.
  Podcast: Available on a free subscription basis through a link on the home page of the ProAssurance website or through Apple’s iTunes.

About ProAssurance

ProAssurance Corporation is the nation's fifth largest writer of medical professional liability insurance through our principal subsidiaries The Medical Assurance Company, Inc., ProNational Insurance Company, NCRIC, Inc., Physicians Insurance Company of Wisconsin, Inc., and Red Mountain Casualty Insurance Company, Inc. We also write professional liability coverage through Woodbrook Casualty Insurance, Inc. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of its inclusion in the Ward’s 50 for the past two years.

Caution Regarding Forward-Looking Statements

Any statements in this News Release that are not historical facts are specifically identified as forward-looking statements. These statements are based upon our estimates and anticipation of future events and are subject to certain risks and uncertainties that could cause actual results to vary materially from the expected results described in the forward-looking statements. Forward-looking statements are identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “may,” “optimistic,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. There are numerous important factors that could cause our actual results to differ materially from those in the forward-looking statements. Thus, sentences and phrases that we use to convey our view of future events and trends are expressly designated as forward-looking statements as are sections of this news release clearly identified as giving our outlook on future business.

Forward-looking statements relating to our business include, among other things: statements concerning liquidity and capital requirements, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other matters.

These forward-looking statements highlight significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

  general economic conditions, either nationally or in our market area, that are different than anticipated;
  regulatory and legislative actions or decisions that adversely affect our business plans or operations;
  inflation, particularly in loss costs trends;
  changes in the interest rate environment;
  performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;
  changes in laws or government regulations affecting medical professional liability insurance;
  changes to our ratings assigned by rating agencies;
  the effects of changes in the health care delivery system;
  uncertainties inherent in the estimate of loss and loss adjustment expense reserves and reinsurance, and changes in the availability, cost, quality, or collectability of insurance/reinsurance;
  the results of litigation, including pre-or-post-trial motions, trials and/or appeals we undertake;
  bad faith litigation which may arise from our handling of any particular claim, including failure to settle;
  changes in competition among insurance providers and related pricing weaknesses in some markets;
  loss of independent agents;
  our ability to purchase reinsurance and collect payments from our reinsurers;
  increases in guaranty fund assessments;
  our ability to achieve continued growth through expansion into other states or through acquisitions or business combinations;
  the expected benefits from acquisitions may not be achieved or may be delayed longer than expected due to, among other reasons, business disruption, loss of customers and employees, increased operating costs or inability to achieve cost savings, and assumption of greater than expected liabilities;
  changes in accounting policies and practices that may be adopted by our regulatory agencies and the Financial Accounting Standards Board;
  changes in our organization, compensation and benefit plans; and
  our ability to recruit and retain senior management.

You should not place undue reliance on any such forward-looking statements, which speak only as of the date made. The factors listed above could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Except as required by law or regulations, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Our results may differ materially from those we expect and discuss in any forward-looking statements. The principal risk factors that may cause these differences are described in various documents we file with the Securities and Exchange Commission, such as our current reports on Form 8-K, and our regular reports on Forms 10-Q and 10-K, particularly in “Item 1A, Risk Factors.”

CONTACT:
ProAssurance Corporation
Frank B. O’Neil, 800-282-6242 or 205-877-4461
Sr. Vice President, Corporate Communications &
Investor Relations
foneil@ProAssurance.com